May 2009 Amendment No. 1 dated May 13, 2009 to Preliminary Terms No. 90 Registration Statement No. 333-156423 Dated April 24, 2009 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities
90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones–UBS Commodity IndexSM
90% Capital Protected Commodity-Linked Notes offer investors the opportunity to receive at maturity an amount of cash that may be more or less than the stated principal amount based on the performance of certain commodities or commodity indices.  Unlike ordinary debt securities, the notes do not pay interest and provide for a minimum payment amount of only 90% of the principal at maturity. Instead, the payment at maturity will be greater than the $1,000 stated principal amount per note if the final index value is greater than the initial index value, subject to a maximum payment amount, and less than the $1,000 stated principal amount per note if the final index value is less than the initial index value, subject to the minimum payment amount. The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	May , 2009
Original issue date:	May , 2009 (5 business days after the pricing date)
Maturity date:	May 29, 2012
Principal protection:	90% at maturity
Interest:	None
Underlying commodity index:	Dow Jones–UBS Commodity IndexSM
Payment at maturity:
▪  If the final index value is greater than the initial index value:
       $1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount
▪  If the final index value is less than or equal to the initial index value:
       $1,000 x (final index value / initial index value)
This amount will be less than the stated principal amount of $1,000 unless the final index value equals the initial index value. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per note.

Supplemental redemption amount:
$1,000 x participation rate x commodity percent change; provided that the supplemental redemption amount will not be less than zero and will not be more than $700 to $750, as determined on the pricing date.

Participation rate:	100%
Maximum payment amount:	$1,700 to $1,750 per note (170% to 175% of the stated principal amount). The maximum payment amount will be determined on the pricing date.
Minimum payment amount:	$900 per note (90% of the stated principal amount)
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:	The official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the determination date
Determination date:	May 21, 2012, subject to postponement for certain market disruption events.
CUSIP:	617482FJ8
ISIN:	US617482FJ85
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.0%	98.0%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Partially Capital Protected Commodity-Linked Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208010

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

Investment Overview

The 90% Capital Protected Commodity-Linked Notes due May 29, 2012, Based on the Value of the Dow Jones–UBS Commodity IndexSM (the “notes”), provide investors with an opportunity to gain capped upside exposure to the underlying commodity index, while maintaining 1:1 downside exposure to any depreciation of the underlying commodity index, subject to the minimum payment amount at maturity of $900 per note.

If, at maturity, the final index value is greater than the initial index value, the notes will pay the stated principal amount of $1,000 plus a supplemental redemption amount.  The supplemental redemption amount provides 1:1 upside participation (e.g., if the underlying commodity index appreciates 10%, the investor receives 100% of principal plus 10% at maturity), subject to the maximum payment amount of $1,700 to $1,750 per note (170% to 175% of the stated principal amount).  The actual maximum payment amount will be determined on the pricing date.

If, at maturity, the final index value is less than or equal to the initial index value, the payment at maturity per note will be less than the $1,000 principal amount of notes by an amount proportionate to the decrease in the underlying commodity index, subject to the minimum payment amount of $900 per note.  The notes do not pay interest, and all payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.

Maturity:	3 years
Protection at maturity:	90%
Interest:	None
Payment at maturity:
(i)  If the final index value is greater than the initial index value
Þ $1,000 + supplemental redemption amount, subject to the maximum payment amount
(ii) If the final index value is less than or equal to the initial index value
Þ $1,000 x (final index value/initial index value), subject to the minimum payment amount

Maximum payment amount:	$1,700 to $1,750 per note (170% to 175% of the stated principal amount), to be determined on the pricing date
Minimum payment amount:	$900 per note (90% of the stated principal amount)

Dow Jones–UBS Commodity IndexSM Overview

The Dow Jones–UBS Commodity IndexSM provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of futures contracts on nineteen physical commodities.  The Dow Jones–UBS Commodity IndexSM is calculated, maintained and published daily by Dow Jones & Company, Inc. and UBS Securities LLC.

Information as of market close on April 21, 2009:

Bloomberg Ticker Symbol:	DJUBS
Current Share Price:	121.213
52 Weeks Ago:	216.234
52 Week High (on 7/2/2008):	237.953
52 Week Low (on 3/2/2009):	101.999

Dow Jones–UBS Commodity IndexSM Historical Performance – Daily Closing Values January 1, 2004 to May 12, 2009

May 2009	Page 2

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

Key Investment Rationale

Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities or those concerned about the risks associated with investing directly in commodities can use the notes to gain capped upside exposure to the underlying commodity index while maintaining 1:1 downside exposure to any decrease in the underlying commodity index, subject to the minimum payment amount.  If held to maturity, the notes will pay at least the minimum payment amount of $900 for each $1,000 principal amount of notes, subject to the credit risk of Morgan Stanley.

Access	▪	Exposure to an index of physical commodities
	▪	Diversification of underlying asset class exposure
Partial Principal Protection	▪	90% principal protection at maturity even if the underlying commodity index declines by more than 10%
Best Case Scenario	▪
The underlying commodity index increases in value and, at maturity, the notes redeem for the maximum payment amount of $1,700 to $1,750 per note (170% to 175% of the stated principal amount), to be determined on the pricing date.

Worst Case Scenario	▪
The underlying commodity index decreases in value and the notes redeem for less than the $1,000 stated principal amount by an amount proportionate to the decrease in the underlying commodity index, subject to the minimum payment amount of $900 per note (90% of the stated principal amount).

Summary of Selected Key Risks (see page 9)

▪	The minimum payment amount provides only 90% protection of principal. You will lose money on your investment if the underlying commodity index depreciates over the term of the notes.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment amount.

▪
The market price of the notes will be influenced by many unpredictable factors, including the value and volatility of the underlying commodity index and the commodities futures contracts comprising the underlying commodity index.

▪	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.

▪	Investing in the notes is not equivalent to investing in the underlying commodity index or the commodities futures contracts that constitute the underlying commodity index.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the notes.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.

▪	Adjustments to the underlying commodity index by the underlying commodity index publisher could adversely affect the value of the notes.

▪	The notes will not be listed and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.

May 2009	Page 3

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount at maturity of only 90% of principal and have the terms described in these preliminary terms, as supplemented by the accompanying prospectus supplement for partially capital protected commodity-linked notes and the prospectus.  At maturity, an investor will receive for each stated principal amount of notes that the investor holds, an amount in cash that may be more, equal to or less than the stated principal amount based on the performance of the underlying commodity index.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2009	May , 2009 (5 business days after the pricing date)	May 29, 2012 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying commodity index:	Dow Jones–UBS Commodity IndexSM
Underlying commodity index publisher:	Dow Jones & Company, Inc., in conjunction with UBS Securities LLC
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Interest:	None
Principal protection:	90% at maturity
Payment at maturity:
The following payment at maturity calculation supersedes in its entirety the applicable calculation in “Payment at Maturity” in the accompanying prospectus supplement for partially capital protected  commodity linked notes:
•    If the final index value is greater than the initial index value:
     $1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount.
•    If the final index value is less than or equal to the initial index value:
     $1,000 x (final index value / initial index value)
This amount will be less than the stated principal amount of $1,000 unless the final index value equals the initial index value. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per note.

Supplemental redemption amount:
$1,000 x participation rate x commodity percent change; provided that the supplemental redemption amount will not be less than zero and will not be more than $700 to $750, as determined on the pricing date.

Participation rate:	100%
Maximum payment amount:	$1,700 to $1,750 per note (170% to 175% of the stated principal amount). The maximum payment amount will be determined on the pricing date.
Minimum payment amount:	$900 per note (90% of the stated principal amount)
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:
The official settlement price of the underlying commodity index as published by the underlying commodity index publisher on the pricing date, subject to adjustment for certain market disruption events.
In the event of a market disruption event with respect to the underlying commodity index on the pricing date, the initial index value will be determined in accordance with the fallback mechanics set out in the definition of "determination date" under “Description of Partially Capital Protected Commodity-Linked Notes” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.
If the initial index value as finally determined by the underlying commodity index publisher differs from the initial index value specified in the pricing supplement, we will include the definitive initial index value in an amended pricing supplement.

Final index value:	The official settlement price of the underlying commodity index as published by the underlying commodity index publisher on the determination date
Determination date:	May 21, 2012, subject to postponement for certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 9.

May 2009	Page 4

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

Alternate exchange calculation in the case of an event of default:
The following provision supersedes in its entirety “Payment at Maturity—Alternate Exchange Calculation in the Case of an Event of Default” in the accompanying prospectus supplement for partially capital protected commodity-linked notes:
If an event of default with respect to the notes shall have occurred and be continuing, the calculation agent will determine the amount declared due and payable upon any acceleration of the notes, which will be an amount in cash equal to the payment at maturity with respect to the notes (the “acceleration amount”), determined as though the price of the underlying commodity index on the date of such acceleration were the price for the determination date.
If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the acceleration amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482FJ8
ISIN:	US617482FJ85
Tax considerations:
The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on April 22, 2009, the “comparable yield” for the notes would be a rate of 5.5389% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,178.2308 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2009	$4.7696	$4.7696
	July 1, 2009 through December 31, 2009	$27.8266	$32.5962
	January 1, 2010 through June 30, 2010	$28.5972	$61.1934
	July 1, 2010 through December 31, 2010	$29.3892	$90.5826
	January 1, 2011 through June 30, 2011	$30.2031	$120.7857
	July 1, 2011 through December 31, 2011	$31.0396	$151.8253
	January 1, 2012 through the Maturity Date	$26.4055	$178.2308

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”
You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

May 2009	Page 5

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying commodities included in the underlying commodity index, in futures or options contracts on the underlying commodity index or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the underlying commodity index, and, therefore, the price at which the underlying commodity index must close on the determination date before investors would receive at maturity a payment that exceeds the minimum payment amount of the notes.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	2.00%	<$1MM
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.250%	1.250%	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for partially capital protected commodity-linked notes and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2009	Page 6

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$1,000 per note
Participation rate:	100%
Hypothetical maximum payment amount:	$1,725 per note (172.5% of the stated principal amount)
Minimum payment amount:	$900 per note (90% of the stated principal amount)

Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, then investors receive the $1,000 stated principal amount plus 100% of the increase in the underlying commodity index over the term of the notes, subject to the maximum payment amount.

o	If the underlying commodity index appreciates 20%, the investor would receive a 20% return, or $1,200 per note.

o	If the underlying commodity index appreciates 90%, the investor would receive only the hypothetical maximum payment amount of 172.5% of the stated principal amount, or $1,725.

▪
If the final index value is less than or equal to the initial index value, investors would receive an amount less than (or equal to) the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decrease in the underlying commodity index, subject to the minimum payment amount of $900 per note.

o	If the underlying commodity index depreciates 8%, the investor would lose 8% of their principal and receive only $920 per note at maturity, or 92% of the stated principal amount.

o	If the underlying commodity index depreciates 50%, the investor would receive the minimum payment amount of 90% of the stated principal amount, or $900.

May 2009	Page 7

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of notes that they hold, an amount in cash based on the performance of the underlying commodity index, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $1,000 stated principal amount of notes that they hold a payment at maturity equal to:

$1,000    +    supplemental redemption amount,

subject to a maximum payment amount of $1,700 to $1,750 per note (170% to 175% of the stated principal amount), to be determined on the pricing date,

where,

supplemental redemption amount   =   ($1,000    ×    participation rate    ×    commodity percent change)

and

commodity percent change	=	final index value - initial index value
initial index value

and

participation rate	=	100%

If the final index value is less than or equal to the initial index value, investors will receive for each $1,000 stated principal amount of notes that they hold a payment at maturity equal to:

$1,000	x	final index value
initial index value

subject to a minimum payment amount of $900, or 90% of the stated principal amount of $1,000 for each note.

Because the final index value will be less than or equal to the initial index value, the payment at maturity in this case will be less than or equal to $1,000, subject to the minimum payment amount of $900.

May 2009	Page 8

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the underlying commodity index.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for partially capital protected commodity-linked notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The notes do not pay interest and provide a minimum payment amount of only 90% of principal.  The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and provide for a minimum payment amount of only 90% of the principal at maturity.  If the final index value is less than or equal to the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each note by an amount proportionate to the decrease in the underlying commodity index, subject to the minimum payment amount of $900 per note (90% of the stated principal amount).

▪
Your appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment amount of $1,700 to $1,750 per note, or 170% to 175% of the stated principal amount. The actual maximum payment amount will be determined on the pricing date.

▪
Market price of the notes may be influenced by many unpredictable factors.  Numerous factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value and volatility of the underlying commodity index, the price and volatility of the commodity contracts that underlie the underlying commodity index, trends of supply and demand for the commodities underlying the underlying commodity index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the notes, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying commodity index and the value of your notes in varying and potentially inconsistent ways.  As a result of these or other factors, the price of the underlying commodity index may be, and has recently been, highly volatile (see “Historical Information” below).

▪
Not equivalent to investing in the underlying commodity index.  Investing in the notes is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

May 2009	Page 9

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the notes.  The underlying commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index and, accordingly, the value of the notes.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the notes.

▪
Adjustments to the underlying commodity index could adversely affect the value of the notes.  Dow Jones & Company, Inc., in conjunction with UBS Securities LLC, as the underlying commodity index publisher, may add, delete or substitute the commodity constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time.  Any of these actions could adversely affect the value of the notes.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

May 2009	Page 10

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

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The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MSCG will determine the initial index value, the final index value and the commodity percent change and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any price in the event of a discontinuance of reporting of the underlying commodity index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying commodity index), including trading in futures and options contracts on the underlying commodity index as well as in other instruments related to the underlying commodity index.  MS & Co. and some of our other subsidiaries also trade in the component futures contracts of the underlying commodity index and other financial instruments related to the underlying commodity index on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the price at which the underlying commodity index must close on the determination date before you receive a payment at maturity that exceeds the minimum payment amount on the notes.  Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the price of the underlying commodity index on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

May 2009	Page 11

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

Information about the Underlying Commodity Index

The Dow Jones–UBS Commodity IndexSM.  The notes are linked to the Dow Jones–UBS Commodity IndexSM and not the Dow Jones–UBS Commodity Index Total ReturnSM.  The Dow Jones–UBS Commodity IndexSM is currently composed of futures contracts on nineteen physical commodities, is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. The Dow Jones–UBS Commodity IndexSM is calculated, maintained and published daily by Dow Jones & Company, Inc. and UBS Securities LLC.  The Dow Jones–UBS Commodity IndexSM reflects returns that are potentially available through an unleveraged investment in the components of that index.  The Dow Jones-UBS Commodity IndexSM was formerly known as the Dow Jones-AIG Commodity IndexSM.  On May 6, 2009, UBS Securities LLC acquired AIG Financial Product Corp.’s commodity business, upon which the Dow Jones-AIG Commodity IndexSM became re-branded, and began being published as the Dow Jones-UBS Commodity IndexSM on May 8, 2009.  The Dow Jones-UBS Commodity IndexSM has an identical methodology to the Dow Jones-AIG Commodity IndexSM.  For more information, see “Annex II—Certain Additional Commodity Index Information—The Dow Jones – AIG Commodity IndexSM” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.  All references in the accompanying prospectus supplement to the “Dow Jones – AIG Commodity IndexSM” shall be deemed to refer to the “Dow Jones-UBS Commodity IndexSM”, all references to “American International Group, Inc.” shall be deemed to refer to  UBS AG and all references to “AIG Financial Products Corp.” or “AIG-FP” shall be deemed to refer to “UBS Securities LLC”.

License Agreement between Dow Jones & Company, Inc., UBS AG and Morgan Stanley.  “Dow Jones®”, “DJ”, “UBS” “Dow Jones–UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  See “Annex II—Certain Additional Commodity Index Information—The Dow Jones – AIG Commodity IndexSM” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly.  The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSSM, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Morgan Stanley or the notes.  Dow Jones and UBS Securities have no obligation to take the needs of Morgan Stanley or the owners of the notes into consideration in determining, composing or calculating DJ-UBSSM.  None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the notes customers, in connection with the administration, marketing or trading of the notes.  Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by Morgan Stanley, but which may be similar to and competitive with the notes.  In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the notes.

These Preliminary Terms relate only to the notes and do not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components.  Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates.  The information in these Preliminary Terms regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the notes.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

May 2009	Page 12

90% Capital Protected Commodity-Linked Notes due May 29, 2012
Based on the Value of the Dow Jones-UBS Commodity IndexSM

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND MORGAN STANLEY, OTHER THAN UBS AG.

Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices of the underlying commodity index for each quarter in the period from January 1, 2004 through May 12, 2009.  The closing value of the underlying commodity index on May 12, 2009 was 121.213.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying commodity index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying commodity index on the determination date.

Dow Jones—UBS Commodity IndexSM	High	Low	Period End
2004
First Quarter	151.691	136.818	150.837
Second Quarter	154.994	143.289	144.034
Third Quarter	153.175	140.991	153.175
Fourth Quarter	159.294	141.271	145.604
2005
First Quarter	165.246	142.180	162.094
Second Quarter	162.389	146.078	152.885
Third Quarter	179.069	154.107	178.249
Fourth Quarter	180.240	163.358	171.149
2006
First Quarter	174.224	158.780	165.194
Second Quarter	187.628	164.723	173.235
Third Quarter	179.962	156.587	159.957
Fourth Quarter	175.214	156.075	166.509
2007
First Quarter	173.503	155.880	171.963
Second Quarter	176.484	168.522	169.671
Third Quarter	179.715	161.062	178.250
Fourth Quarter	185.568	172.123	184.964
2008
First Quarter	219.093	181.157	201.598
Second Quarter	234.115	199.566	233.034
Third Quarter	237.953	167.391	167.776
Fourth Quarter	167.484	106.092	117.244
2009
First Quarter	123.458	101.999	109.782
Second Quarter (through May 12, 2009)	121.213	107.494	121.213

May 2009	Page 13